Exhibit 99.1

Lennox International Appoints Terry Johnston EVP, President and COO of North America Commercial Heating & Cooling Following Retirement of Harry Bizios

DALLAS, Oct. 1, 2012 — Lennox International Inc. (NYSE: LII) today announced Terry Johnston as EVP, President and COO of its North America Commercial Heating & Cooling business, effective January 1, 2013. Johnston succeeds Harry Bizios who has elected to retire at the end of 2012.

“We appreciate Harry’s dedication over more than three decades at Lennox International. Harry developed and drove our commercial HVAC business to become the industry leader and innovator it is today,” said Todd Bluedorn, chairman and chief executive officer of Lennox International. “With Terry’s strong operating experience and customer focus, our commercial HVAC business is well positioned to continue winning in the marketplace.”

Johnston has a proven track record at Lennox International, having served for the last five years as vice president and general manager of our highly successful Lennox North America commercial equipment business. Previously, he held marketing leadership roles for our residential and commercial businesses. Before joining Lennox International in 2001, Johnston worked for 20 years at General Electric Company in a variety of product management and sales and marketing roles.

Lennox International Inc. is a global leader in the heating, air conditioning, and refrigeration markets. Lennox International stock is traded on the New York Stock Exchange under the symbol “LII.” Additional information is available at http://www.lennoxinternational.com or by contacting Steve Harrison, vice president, Investor Relations, at 972-497-6670.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Lennox International’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year.